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                                                                      Exhibit 15

To Homestead Village Incorporated:


We are aware that Homestead Village Incorporated and subsidiaries has incorporated by reference in its previously filed Registration Statement File No. 333-37803, Registration Statement File No. 333-17243, Registration Statement File No. 333-17245, and Registration Statement File No. 333-48163, its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated October 23, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                             ARTHUR ANDERSEN LLP


Atlanta, Georgia
October 23, 1998

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